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                                                                    EXHIBIT 3.38

                            ARTICLES OF INCORPORATION

                                       OF

                           ACCOMMODATIONS CENTER, INC.


         KNOW ALL MEN BY THESE PRESENTS that I, J. DAVID REED, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the provisions of the "Colorado Corporation Code" adopt the following Articles of Incorporation.

                                    ARTICLE I
                                      NAME

         The name of this Corporation is ACCOMMODATIONS CENTER, INC.

                                   ARTICLE II
                                    DURATION

         The period of the duration of this Corporation is perpetual.

                                   ARTICLE III
                               PURPOSES AND POWERS

         Section 1. PURPOSES. The purposes of the Corporation shall be as follows: to own, lease, operate, manage, and sell real property, facilities, and associated businesses, and any other lawful purpose.

         Section 2. POWERS. The powers of the Corporation are as follows:

         (a)      All those powers specified in the Colorado Corporation Code.

         (b) The power to carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States or any foreign country.

         (c) The power to indemnify any director, officer or employee or former director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation in which it owns shares of capital stock, or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense or settlement of any action, suit or proceeding in which he is made a part by reason of being or having been such director, officer or employee, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty and except that the Corporation shall have the power to reimburse for reasonable costs of settlement only if it shall be found by the Board of Directors that it was in the best interests of the Corporation that such settlement be made and that such


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director, officer or employee was not guilty of negligence or misconduct. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any applicable By-Law, agreement, vote of shareholders or otherwise.

         (d) All other or additional powers necessary or incidental to the purposes above stated.

                                   ARTICLE IV
                                AUTHORIZED SHARES

         The aggregate number of shares which the Corporation shall have authority issue is one thousand (1,000) shares of common stock at no par value, and shall be nonassessable when fully paid as such payment is required by the Board of Directors in accordance with the By-Laws of the Corporation.

                                    ARTICLE V
                   CLASSES OF SHARES AND SHAREHOLDERS' RIGHTS

         Section 1. SHARES. The capital stock of the Corporation shall be "Common Stock".

         Section 2. DIVIDENDS. The holders of shares of stock in the Corporation shall be entitled to receive and the Corporation shall pay, from funds legal for the payment thereof, when and as declared by the Board of Directors, at the rate fixed by such Board, dividends thereon.

         Section 3. VOTING RIGHTS. Every holder of common stock of the Corporation shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. Cumulative voting is not permitted. Proxies shall be permitted under such conditions as the Board of Directors may establish from time to time.

                                   ARTICLE VI
                         REGULATION OF INTERNAL AFFAIRS

         Section 1. The general management of the affairs of the Corporation shall be exercised by a Board of Directors consisting of not less than three (3) nor more than five (5) members, except and unless there be a lesser number of shareholders of record, then the number of directors shall be equal to the number of shareholders.

         Section 2. The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation.

         Section 3. No contract or other transaction between the Corporation and one or more of its directors, members or employees, or between the Corporation and any other corporation or association in which directors of the Corporation are shareholders, members, directors, officers or employees, or in which they are interested, shall be invalid solely because of the fact of such interest or the presence of such director or directors at the meeting of the Board of Directors of


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the Corporation which acts upon or in reference to such contract or transaction, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by vote of a majority of the directors presen,s such interested director or directors to be counted in determining whether or not a quorum is present but not to be counted in calculating the majority necessary to carry such a vote, and not to be permitted to vote on such question. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

         The address of the initial registered office of the Corporation is 666 West Colorado Avenue, P.O. Box 2038, Telluride, Colorado 81435, and the name of the initial registered agent of the Corporation is Steve Schein at such address.

                                  ARTICLE VIII
                                    DIRECTORS

         The initial Board of Directors shall consist of three (3) members and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualified are:

         NAME                                      ADDRESS

         STEVE SCHEIN                       666 West Colorado Avenue
                                            P.O. Box 2038
                                            Telluride, Colorado, 81435

         PARK BRADY                         666 West Colorado Avenue
                                            P.O. Box 2038
                                            Telluride, Colorado, 81435

         MICHAEL GARDNER                    666 West Colorado Avenue
                                            P.O. Box 2639
                                            Telluride, Colorado, 81435

                                   ARTICLE IX
                                  INCORPORATION

         The name and address of the incorporator of the Corporation is: J. DAVID REED, 1047 South 1st Street, Montrose, Colorado, 81401.


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EXECUTED this 11th day of June, 1992.


                                                     /s/ J. David Reed
                                                     J. David Reed



STATE OF COLORADO    )
                     )        ss.
COUNTY OF MONTROSE   )

         I, ADAH V. WENTWORTH, a Notary Public in and for the County and State aforesaid do hereby certify that J. DAVID REED who is personally known to me to be the person whose name is subscribed to the foregoing Articles of Incorporation appeared before me this day in person and upon oath swore to the truth of the facts therein stated and acknowledged that he signed and delivered said instrument of writing as his free and voluntary act this 11th day of June, 1992.

         Witness my hand and official seal.

         MY COMMISSION EXPIRES:  December 4, 1993


                                        /s/ Adah V. Wentworth
                                        ----------------------
                                        Notary Public


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